Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Contact: Tim Gagnon, director (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

Jodee Kozlak Joins Board of Directors

MINNEAPOLIS, February 11, 2013 — C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW) announced today that its Board of Directors has appointed a new director, Jodee Kozlak, effective February 7, 2013. Kozlak, 49, currently is Executive Vice President, Human Resources of Target and a member of its Executive Committee.

“Jodee is a great addition to our Board,” said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. “Jodee has very significant management and leadership experiences that will be a true asset for the Robinson Board. Her experiences in large and complex environments will be relevant to Robinson as we continue to grow and diversify. She brings many professional skills and leadership experiences in a public company setting that will serve Robinson and our shareholders well. We’re very pleased to have her as a director.”

Prior to joining Target in 2001, Kozlak was a partner in the litigation practice of Greene Espel, PLLP, a Minnesota law firm. She also previously served as a senior associate at Oppenheimer Wolff & Donnelly and a senior auditor at Arthur Anderson & Co, both in Minneapolis.

Ms. Kozlak is Past President of the Board of Directors of The Guthrie Theater and a member of the Board of Overseers for the Carlson School of Management. Jodee is also on the board of OneVillage, a non-profit focused on microfinance. She received a B.A. degree in Accounting from the College of St. Thomas and earned her Juris Doctor degree from the University of Minnesota.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 42,000 customers through a network of 250 offices in North America, Europe, Asia, South America, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of over $11.3 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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